Exhibit 10.3
ENTERTAINMENT PROPERTIES TRUST
2007 EQUITY INCENTIVE PLAN
Restricted Share Unit Agreement

Date of Grant:	, 2009

Number of Restricted Share Units Granted:	( )
               This Agreement dated                     , 2009, is made by and between Entertainment Properties Trust, a Maryland real estate investment trust (the “Company”), and                                          (“Participant”).
RECITALS:
               A. Effective May 9, 2007, the Company’s shareholders approved the Entertainment Properties Trust 2007 Equity Incentive Plan (the “Plan”) pursuant to which the Company may, from time to time, grant Restricted Share Units to eligible non-Employee trustees of the Company.
               B. Participant is a non-Employee trustee of the Company and the Company desires to encourage him to own equity in the Company and to give him added incentive to advance the interests of the Company, and desires to grant Participant Restricted Share Units of the Company under the terms and conditions established by the Committee.
AGREEMENT:
               In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
               1. Incorporation of Plan. All provisions of this Agreement and the rights of Participant hereunder are subject in all respects to the provisions of the Plan and the powers of the Committee therein provided. Capitalized terms used in this Agreement but not defined shall have the meaning set forth in the Plan.
               2. Grant of RSUs. Subject to the conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants and awards to Participant and credits to a separate account maintained on the books of the Company (the “Account”) that number of RSUs identified above opposite the heading “Number of Restricted Share Units Granted” (the “RSUs”). On any date, the value of each RSU shall be equal to the Fair Market Value of a common share of beneficial ownership of the Company (a “Share”). All amounts credited to Participant’s Account under this Agreement shall continue for all purposes to be a part of the general assets of the Company. Participant’s interest in the Account shall make Participant only a general, unsecured creditor of the Company. The rights of Participant with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested (the “Vesting Date,” as defined below).
               3. Vesting Date. Subject to any exceptions set forth in this Agreement or in the Plan, the Vesting Date for the RSUs shall be the earlier of (a) the close of business on the day preceding the first annual meeting of shareholders after the Date of Grant, or (b) a Change of Control. Vesting of the RSUs shall be subject to acceleration as provided in the Plan.
               4. Cancellation of RSUs. Unless otherwise provided below, if Participant ceases to be a Service Provider (a “Termination of Service”) of the Company prior to the Vesting Date, Participant shall thereupon immediately forfeit any and all unvested RSUs, and the full ownership of such RSUs shall thereupon revert to the Company. Upon such forfeiture, Participant shall have no further rights under this Agreement.
               5. Settlement of Vested RSUs. Upon vesting of the RSUs, the Participant (or such other person entitled to receive payment pursuant to this Agreement and the Plan) shall become entitled to receive from the Company a number of Shares equal to the aggregate number of vested RSUs credited to Participant’s Account as of such date, payable at the times set forth in Annex A hereto. The Committee, in its sole discretion, may pay Participant an amount of cash equal to the Fair Market Value of the vested RSUs in lieu of issuing Shares or may pay Participant any combination of cash and Shares.
               6. Dividends Rights. The Participant shall receive dividend rights in respect of any vested and unvested RSUs covered by this Agreement payable at the time of any payment of dividends to stockholders on Shares. The amount of any such dividend right shall equal the amount that would be payable to the Participant as a shareholder in respect of a number of Shares equal to the number of RSUs then credited to Participant’s Account hereunder.
               7. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
               8. Amendment. This Agreement may be amended only by a writing executed by the parties hereto which specifically states that it is amending this Agreement.
               9. Governing Law. The laws of the State of Maryland will govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.
               10. Binding Effect. Except as expressly stated herein to the contrary, this Agreement will be binding upon and inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

This Agreement has been executed and delivered by the parties hereto.

The Company:	Participant:

Entertainment Properties Trust

By:

Name:

Title:	Address of Participant:

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ANNEX A
Payment Schedule
          Subject to vesting as provided in Section 3 thereof, payment pursuant to Section 5 of this Restricted Share Unit Agreement and the Plan) shall become entitled to receive from the Company a number of Shares equal to the aggregate number of vested RSUs credited to Participant’s Account as indicated below (please check the desired option):

☐	100% of the Shares payable upon Termination of Service.

☐	Shares payable as follows:

(a) 33% of the Shares on the first anniversary of the Date of Grant,

(b) 33% of the Shares on the second anniversary of the Date of Grant, and

(c) 34% of the Shares, constituting the balance of Shares, on the third anniversary of the Date of Grant.

☐	Payable as follows:

Participant:

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